Exhibit 99.1

Company Contact:

Ronald H. Spair

Chief Financial Officer

610-882-1820

Investorinfo@orasure.com

www.orasure.com

OraSure Announces 2016 First Quarter Financial Results

BETHLEHEM, PA – May 4, 2016 – (Globe Newswire) – OraSure Technologies, Inc. (NASDAQ: OSUR), a leader in point-of-care diagnostic tests and specimen collection devices, today announced its consolidated financial results for the first quarter ended March 31, 2016.

Financial Highlights

•	Consolidated net revenues for the first quarter of 2016 were $29.1 million, a 7% increase from the first quarter of 2015.

•	Net domestic revenues from sales of the Company’s OraQuick® rapid HCV test were $1.9 million for the first quarter of 2016, representing a 59% increase over the first quarter of 2015. Total HCV-related revenues, including exclusivity payments recognized under the HCV co-promotion agreement with AbbVie, were $6.3 million, as compared to $5.5 million for the first quarter of 2015.

•	The Company’s molecular collection systems subsidiary, DNA Genotek (“DNAG”), contributed $6.9 million in net revenues during the first quarter of 2016, which represents a 3% increase over the first quarter of 2015.

•	Sales of the Company’s cryosurgical systems products were $3.9 million, representing a 53% increase over the comparable quarter of 2015.

•	Consolidated net income for the first quarter of 2016 was $2.4 million, or $0.04 per share on a fully-diluted basis, which compares to a consolidated net income of $113,000, or $0.00 per share, for the first quarter of 2015.

•	Cash and short-term investments totaled $102.2 million and working capital amounted to $114.0 million at March 31, 2016.

“We are pleased with the Company’s financial performance for the first quarter of 2016,” said Douglas A. Michels, President and CEO of OraSure Technologies. “Continued growth in sales of our OraQuick® HCV and molecular collection systems products and improved performance by our cryosurgical systems business were the main drivers behind this performance. We expect to deliver continued profitable results during the remaining quarters of the year.”

Financial Results

Consolidated net product revenues for the first quarter of 2016 increased 6% over the comparable period of 2015, primarily as a result of higher sales of the Company’s cryosurgical systems, OraQuick® HCV and molecular collection systems products. These increases were partially offset by lower sales of the Company’s OraQuick® professional HIV product.

Consolidated other revenues were $3.8 million and $3.3 million for the first quarter of 2016 and 2015, respectively. Amounts for both quarters included exclusivity payments recognized under the Company’s HCV co-promotion agreement with AbbVie. Other revenue for the current quarter also included Ebola-related funding received from the U.S. Department of Health and Human Services Office of the Assistant Secretary for Preparedness and Response’s Biomedical Advanced Research and Development Authority (“BARDA”).

Consolidated gross margin for the three months ended March 31, 2016 was 70% compared to 63% for the three months ended March 31, 2015. Gross margin for the current quarter improved largely due to a more favorable product mix, a reduction in royalty expense and scrap and spoilage costs, and the Ebola-related funding from BARDA.

Consolidated operating expenses increased to $17.6 million during the first quarter of 2016 compared to $17.3 million in the comparable period of 2015. This increase was largely due to higher costs associated with the AbbVie co-promotion agreement and increased general and administrative expenses due to higher consulting, staffing, and legal costs. These increases were partially offset by lower research and development expenses.

The Company’s cash and short-term investment balance totaled $102.2 million at March 31, 2016 compared to $101.3 million at December 31, 2015. Working capital was $114.0 million at March 31, 2016 compared to $111.5 million at December 31, 2015. For the three months ended March 31, 2016, the Company generated $4.7 million in cash from operations.

Second Quarter 2016 Outlook

The Company expects consolidated net revenues to range from $30.5 to $31.5 million and is projecting consolidated net income of between $0.04 and $0.05 per share for the second quarter of 2016.

Financial Data

Condensed Consolidated Financial Data

(In thousands, except per-share data)

Unaudited

	Three months ended March 31,
	2016	2015
Results of Operations
Net revenues	$29,089	$27,088
Cost of products sold	8,776	10,090

Gross profit	20,313	16,998

Operating expenses:
Research and development	2,366	3,440
Sales and marketing	8,706	7,884
General and administrative	6,542	5,965

Total operating expenses	17,614	17,289

Operating income (loss)	2,699	(291)
Other income (expense)	(192)	409

Income before income taxes	2,507	118
Income tax expense	61	5

Net income	$2,446	$113

Earnings per share:
Basic	$0.04	$0.00

Diluted	$0.04	$0.00

Weighted average shares:
Basic	55,451	56,343

Diluted	56,079	57,173

Summary of Net Revenues by Market and Product (Unaudited)

	Three Months Ended March 31,
	Dollars		% Change	Percentage of Total Net Revenues
Market	2016	2015		2016	2015
Infectious disease testing	$11,368	$11,495	(1)%	39%	43%
Risk assessment testing	3,105	3,008	3	11	11
Cryosurgical systems	3,882	2,545	53	13	9
Molecular collection systems	6,890	6,717	3	24	25

Net product revenues	25,245	23,765	6	87	88
Other	3,844	3,323	16	13	12

Net revenues	$29,089	$27,088	7%	100%	100%

	Three Months Ended March 31,
HIV Revenues	2016	2015	% Change
Domestic	$5,703	$6,007	(5)%
International	854	948	(10)
Domestic OTC	1,523	1,561	(2)

Net product revenues	$8,080	$8,516	(5)%

	Three Months Ended March 31,
			%
HCV Revenues	2016	2015	Change
Domestic	$1,900	$1,197	59%
International	1,001	972	3

Net product revenues	2,901	2,169	34
Amortization of exclusivity payments	3,362	3,323	1

Net HCV-related revenues	$6,263	$5,492	14%

	Three Months Ended March 31,
Intercept® Revenues	2016	2015	% Change
Net Intercept® revenues	$1,891	$1,575	20%

	Three Months Ended March 31,
			%
Cryosurgical Systems Revenues	2016	2015	Change
Domestic professional	$1,554	$661	135%
International professional	235	357	(34)
Domestic OTC	378	55	587
International OTC	1,715	1,472	17

Net cryosurgical systems revenues	$3,882	$2,545	53%

Condensed Consolidated Balance Sheets (Unaudited)

	March 31, 2016	December 31, 2015
Assets
Cash	$94,558	$94,094
Short-term investments	7,689	7,225
Accounts receivable, net	16,734	19,265
Inventories	12,325	13,242
Other current assets	3,029	2,888
Property and equipment, net	20,204	20,083
Intangible assets, net	12,616	12,591
Goodwill	19,422	18,250
Other non-current assets	1,902	1,683

Total assets	$188,479	$189,321

Liabilities and Stockholders’ Equity
Accounts payable	$5,287	$5,087
Deferred revenue	7,236	9,735
Other current liabilities	7,821	10,412
Other non-current liabilities	2,070	1,768
Deferred income taxes	3,050	2,883
Stockholders’ equity	163,015	159,436

Total liabilities and stockholders’ equity	$188,479	$189,321

	Three months ended March 31,
Additional Financial Data (Unaudited)	2016	2015
Capital expenditures	$1,593	$437
Depreciation and amortization	$1,354	$1,409
Stock-based compensation	$1,452	$1,475
Cash provided by (used in) operating activities	$4,744	$(6,591)

Conference Call

The Company will host a conference call and audio webcast to discuss the Company’s 2016 first quarter financial results, certain business developments and financial guidance for the second quarter of 2016, beginning today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). On the call will be Douglas A. Michels, President and Chief Executive Officer, and Ronald H. Spair, Chief Financial Officer and Chief Operating Officer. The call will include prepared remarks by management and a question and answer session.

In order to listen to the conference call, please either dial 844-831-3030 (Domestic) or 315-625-6887 (International) and reference Conference ID #83627952 or go to OraSure Technologies’ web site, www.orasure.com, and click on the Investor Relations page. Please click on the webcast link and follow the prompts for registration and access 10 minutes prior to the call. A replay of the call will be archived on OraSure Technologies’ web site shortly after the call has ended and will be available for seven days. A replay of the call can also be accessed until May 11, 2016, by dialing 855-859-2056 (Domestic) or 404-537-3406 (International) and entering the Conference ID #83627952.

About OraSure Technologies

OraSure Technologies is a leader in the development, manufacture and distribution of point-of-care diagnostic and collection devices and other technologies designed to detect or diagnose critical medical conditions. Its first-to-market, innovative products include rapid tests for the detection of antibodies to HIV and HCV on the OraQuick® platform, oral fluid sample collection, stabilization and preparation products for molecular diagnostic applications, and oral fluid laboratory tests for detecting various drugs of abuse. OraSure’s portfolio of products is sold globally to various clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations, research and academic institutions, distributors, government agencies, physicians’ offices, commercial and industrial entities and consumers. The Company’s products enable healthcare providers to deliver critical information to patients, empowering them to make decisions to improve and protect their health.

Important Information

This press release contains certain forward-looking statements, including with respect to expected revenues and earnings/loss per share. Forward-looking statements are not guarantees of future performance or results. Known and unknown factors that could cause actual performance or results to be materially different from those expressed or implied in these statements include, but are not limited to: ability to market and sell products, whether through our internal, direct sales force or third parties; ability to manufacture products in accordance with applicable specifications, performance standards and quality requirements; ability to obtain, and timing and cost of obtaining, necessary regulatory approvals for new products or new indications or applications for existing products; ability to comply with applicable regulatory requirements; ability to effectively resolve warning letters, audit observations and other findings or comments from the FDA or other regulators; changes in relationships, including disputes or disagreements, with strategic partners or other parties and reliance on strategic partners for the performance of critical activities under collaborative arrangements; our ability to achieve financial and performance objectives under the HCV co-promotion agreement with AbbVie; failure of distributors or other customers to meet purchase forecasts, historic purchase levels or minimum purchase requirements for our products; impact of replacing distributors; inventory levels at distributors and other customers; ability of DNAG to achieve its financial and strategic objectives and continue to increase its revenues; ability to identify, complete, integrate and realize the full benefits of future acquisitions; impact of competitors, competing products and technology changes; impact of negative economic conditions, high unemployment and poor credit conditions; reduction or deferral of public funding available to customers; competition from new or better technology or lower cost products; ability to develop, commercialize and market new products; market acceptance of oral fluid testing or other products; changes in market acceptance of products based on product performance or other factors, including changes in CDC or other testing guidelines, algorithms or other recommendations; ability to fund research and development and other products and operations; ability to obtain and maintain new or existing product distribution channels; reliance on sole supply sources for critical products and components; availability of related products produced by third parties or products required for use of our products; history of losses and ability to achieve sustained profitability; ability to utilize net operating loss carry forwards or other deferred tax assets; volatility of OraSure’s stock price; uncertainty relating to patent protection and potential patent infringement claims; uncertainty and costs of litigation relating to patents and other intellectual property; availability of licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally, including the impact of changes in international funding sources and testing algorithms; adverse movements in foreign currency exchange rates; loss or impairment of sources of capital; ability to attract and retain qualified personnel; exposure to product liability and other types of litigation; changes in international, federal or state laws and regulations; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; and general political, business and economic conditions. These and other factors are discussed more fully in the Company’s Securities and Exchange Commission filings, including its registration statements, Annual Report on Form 10-K for the year ended December 31, 2015, Quarterly Reports on Form 10-Q, and other filings with the SEC. Although forward-looking statements help to provide information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date of this press release and OraSure Technologies undertakes no duty to update these statements.

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